UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

CONSENT STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☒

Check the appropriate Box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission only (as permitted by rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to sec. 240.14a-12

VINEYARD NATIONAL BANCORP

(Name of Registrant as Specified in Its Charter)

JON SALMANSON

NORMAN MORALES

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Dear Fellow Shareholders of Vineyard National Bancorp:

We, Jon Salmanson and Norman Morales, are both longtime shareholders of Vineyard and, together with many other shareholders, have become increasingly concerned with the governance of the Company. As a consequence, we would like to nominate a slate of directors for election at Vineyard’s upcoming Annual Meeting of Shareholders. However, we are currently precluded from doing so because the date for shareholders to submit nominations for directors, pursuant to Vineyard’s Bylaws, was December 18, 2007. As you may be aware, much has happened at Vineyard since December 18, 2007, including the following:

•	the resignation of Norman Morales, Vineyard’s President, Chief Executive Officer and a member of its board of directors;

•	Vineyard’s Chairman of the board of directors has been appointed interim President and Chief Executive Officer; and

•	Vineyard has not communicated to the investment community a course for the future other than that which Mr. Morales had previously laid out.

As a result of these major changes and the lack of shareholder involvement in these events, it is our firm belief that shareholders must have the opportunity to propose a new slate of directors in order to preserve shareholder democracy and give shareholders an opportunity to voice their opinions on these matters of vital interest to the future of the Company. Therefore, in order for shareholders to both be in a position to propose an alternative slate of directors and to make sure that the present board of directors do not take action to prevent the consent solicitation we are conducting from accomplishing its purpose, the actions set forth below to amend the Vineyard Bylaws need to be taken.

Accordingly, we are soliciting your consent to approve the following:

•

the amendment of Vineyard’s Bylaws to permit shareholders to nominate directors until the time of the Annual Meeting of Shareholders in the event that a director, chief executive officer or president of Vineyard resigns, is terminated or otherwise leaves office subsequent to the date that shareholders may nominate directors as set forth in Vineyard’s Bylaws or Nominating Committee Charter;

•

the amendment of Vineyard’s Bylaws to require the Annual Meeting of Shareholders be held no earlier than the third Wednesday in May of each year and within at least thirteen (13) months of the previous Annual Meeting of Shareholders; and

•

the repeal of each provision of Vineyard’s Bylaws or amendments of the Bylaws that are adopted after August 2, 2007 (the last date of reported changes) and before the effectiveness of the foregoing Bylaw amendments.

The enclosed Consent Solicitation Statement contains important information concerning our solicitation — please read it carefully.

WE URGE YOU TO PROTECT YOUR INVESTMENT IN VINEYARD NOW BY SIGNING,

DATING AND RETURNING THE ENCLOSED WHITE CONSENT CARD TODAY. THE

BYLAW AMENDMENTS WILL BE EFFECTIVE AUTOMATICALLY ONCE THE HOLDERS

OF A MAJORITY OF SHARES CONSENT TO THESE ACTIONS AND THEY ARE

DELIVERED TO VINEYARD.

The results of our request for consent will be communicated to you by the issuance of a press release.

Please consent with respect to all shares for which you were entitled to give consent as of the February 25, 2008 record date, as set forth on your WHITE consent card, in favor of each Proposal as described in the accompanying Consent Solicitation Statement.

Thank you for your support,

By:
Jon Salmanson

By:
Norman Morales

March 10, 2008

IMPORTANT

PLEASE READ THIS CAREFULLY

1. If you hold your shares in your own name, PLEASE SIGN, DATE AND MAIL the enclosed WHITE consent card to Georgeson Inc. in the postage-paid envelope provided.

2. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can execute a consent representing your shares and only on receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions for a WHITE consent card to be signed representing your shares. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to us in care of Georgeson Inc. so that we will be aware of all instructions given and can attempt to ensure that those instructions are followed.

3. We urge you not to return any Revocation of Consent card sent to you by Vineyard.

If you have any questions or require any assistance in executing your consent, please call:

Georgeson Inc.

199 Water Street

26th Floor

New York, NY 10038

Shareholders call toll-free: 1-866-391-7001

Banks and Brokers call collect: 1-212-440-9800

CONSENT SOLICITATION STATEMENT

OF

JON SALMANSON AND NORMAN MORALES

Jon Salmanson and Norman Morales are furnishing this Consent Solicitation Statement in connection with our solicitation of written consents from the holders of common stock, no par value per share (the “Shares”), of Vineyard National Bancorp, a California corporation (“Vineyard” or the “Company”), to take the following actions without a shareholders’ meeting in accordance with California law to:

(1) amend Article II, Section 3 of the Company’s Bylaws to permit shareholders to nominate directors until the time of the Annual Meeting of Shareholders in the event that a director, chief executive officer or president of the Company resigns, is terminated or otherwise leaves office subsequent to the date that shareholders may nominate directors as set forth in the Company’s Bylaws or Nominating Committee Charter (“Proposal 1”), as set forth on Annex II hereto;

(2) amend Article II, Section 2 of the Company’s Bylaws to require the Company’s Annual Meeting of Shareholders be held no earlier than the third Wednesday of May of each year and within at least thirteen (13) months of the previous Annual Meeting of Shareholders (“Proposal 2”), as set forth on Annex II hereto; and

(3) repeal each provision of the Company’s Bylaws or amendments of the Bylaws that are adopted after August 2, 2007 (the last date of reported changes) and before the effectiveness of the foregoing Bylaw amendments (“Proposal 3,” and with Proposal 1 and Proposal 2, collectively, the “Proposals”).

Each Proposal will be effective without further action when we deliver to Vineyard consents from the holders of a majority of the issued and outstanding Shares of Vineyard. We have already delivered consents representing an aggregate of 4,000 Shares as of the date of this consent solicitation to the Company in favor of each Proposal and intended to deliver shortly our own consents representing 427,599 Shares (approximately 4.3% of the outstanding Shares) in favor of each Proposal.

The purpose of the consent solicitation is to amend the Company’s Bylaws to allow shareholders to nominate directors where there have been major changes to management or the board of directors following the deadline with respect to which shareholders could otherwise nominate directors. This is embodied in Proposal 1. Proposals 2 and 3 are intended to make sure that the present board of directors does not take action to prevent this consent solicitation from accomplishing its purposes.

THIS CONSENT SOLICITATION IS BEING MADE BY JON SALMANSON AND NORMAN MORALES AND NOT BY OR ON BEHALF OF THE COMPANY. WE ARE ASKING THE SHAREHOLDERS OF THE COMPANY TO ACT BY WRITTEN CONSENT WITH RESPECT TO THESE PROPOSALS ON THE ACCOMPANYING WHITE CONSENT CARD.

A consent solicitation is a process that allows a company’s shareholders to act by submitting written consents to any proposed shareholder actions in lieu of voting in person or by proxy at an Annual or Special Meeting of Shareholders.

For the Proposals described herein to be effective, properly completed and unrevoked written consents to the Proposals from the holders of record as of the close of business on February 25, 2008 (the “Record Date”) of a majority of the Shares then outstanding must be delivered to Vineyard by April 25, 2008. Notwithstanding, we have set March 31, 2008 as the goal for submission of written consents. See “Consent Procedure.”

This Consent Solicitation Statement and the related WHITE consent card are first being sent or given on or about March 10, 2008 to holders of Shares.

We urge you to vote in favor of the Proposals by signing, dating and returning the enclosed WHITE consent card. The failure to sign and return a consent will have the same effect as voting against the Proposals.

WE URGE YOU TO ACT AS SOON AS POSSIBLE TO ENSURE THAT YOUR CONSENT WILL COUNT.

i

ii

INFORMATION ON PARTICIPANTS

This consent solicitation is being made by Jon Salmanson and Norman Morales (“Participants”). The Participants are each natural persons.

The Participants beneficially own approximately 4.3% of the outstanding Shares. Jon Salmanson is the owner of 107,148 Shares and beneficially owns approximately 1.1% of the outstanding Shares. Norman Morales is the owner of 320,451 Shares and beneficially owns approximately 3.2% of the outstanding Shares.

Norman Morales was the President, Chief Executive Officer and a director of the Company from October 2000 until January 2008. On January 23, 2008, Mr. Morales resigned from each of these positions and entered into an Agreement and Release with the Company. Pursuant to the Agreement and Release, Mr. Morales resigned from his positions with Vineyard, and was relieved of all his duties and responsibilities related to those positions as of that date. Additionally, pursuant to his Agreement and Release, Mr. Morales received a lump sum payment of $1,150,000, plus reimbursement of health insurance for one year, title to his company car as well as the country club membership. Mr. Morales has agreed to consult with the Company on an “as needed” basis for a period of one year and release any and all employment-related claims he may have against the Company. He also agreed to terminate his employment agreement with the Company and not to solicit the Company employees or customers for a period of one year.

During the years ended 2006 and 2007, Mr. Morales received a salary of $468,269 in each year. In 2006 and 2007, Mr. Morales also received non-equity incentive plan compensation of $255,000 and $0, respectively. In 2006, Mr. Morales received option awards valued at $13,898. He did not receive any option awards in 2007. In 2006 and 2007, Mr. Morales received an automobile allowance of $28,877 each year. From January 1, 2008 through January 23, 2008, the date of his resignation, Mr. Morales received a salary of $36,838. He also received an automobile allowance of approximately $2,400 during that period of time.

Mr. Morales has stated that if an alternative slate of directors is eventually elected by Vineyard shareholders, and if such directors were to ask him to serve again as the President and Chief Executive Officer of Vineyard, he would materially reduce his compensation from Vineyard for at least one year if he undertook such position. There are no arrangements or understandings between Mr. Morales and anyone with respect to any subsequent employment by him at Vineyard or otherwise.

During the years ended 2006 and 2007, and in January and February of 2008, Mr. Salmanson has acted as broker on behalf of the Company in repurchasing Shares in the open market pursuant to the Company’s announced stock repurchase plan. Mr. Salmanson’s employer Northeast Securities received customary commission fees on these transactions that did not exceed in the aggregate $70,000 in any one year.

Except as disclosed in this Consent Solicitation Statement (including the Annexes hereto), neither of the Participants, nor any of their respective affiliates or associates, directly or indirectly:

•	has had any relationship with the Company in any capacity other than as a shareholder;

•	has any agreement, arrangement or understanding with respect to any future employment by the Company or its affiliates;

•

has any agreement, arrangement or understanding with respect to future transactions to which the Company or any of its affiliates will or may be a party, or have any material interest, direct or indirect, in any transaction that has occurred since January 1, 2006 or any currently proposed transaction, or series of similar transactions, which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000, other than the agreements, arrangements and understandings that Mr. Morales had with Vineyard pursuant to the terms of his prior employment agreement with Vineyard and pursuant to the Agreement and Release;

•

is, and was not within the past year, party to any contract, arrangement or understandings with any person with respect to any securities of the Company, including but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loans or guarantees of profit, division of losses or profits or the giving or withholding of proxies; or

•	is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material legal proceeding.

Set forth below is the principal occupation or employment of each person or organization that may be deemed a Participant, and the name, principal business and address of the corporations or other organizations in which such employment is carried on.

Participant	Principal Occupation or Employment	Name, Principal Business and Address of the Corporation or other Organization
Jon Salmanson(1)	Stockbroker	Northeast Securities 100 Wall Street New York, New York 10005

Norman Morales(1)	Former President, Chief Executive Officer and Director of the Company	N/A

Please refer to Annex I for information on the purchases and sales of the Company’s Shares by each of the Participants during the past two years.

(1)	Messrs. Salmanson and Morales are each acting in their individual capacities with respect to this Consent Solicitation.

REASONS FOR THE CONSENT SOLICITATION

Purpose of Consent Solicitation

The shareholders of Vineyard have invested in a strategic vision over the course of the preceding seven years that has seen Vineyard evolve into a major regional community bank. Despite a challenging market for all financial institutions, we believe the greatest opportunity for Vineyard is to complete the plans put in place and consistently communicated to the investment community with a strong and passionate voice by its former President and Chief Executive Officer, Norman Morales. This effort is centered around a thesis as to what is best for the shareholders, which starts with a supportive and experienced board of directors. Our intent is to assist in the restoration of shareholder value that has been eroded over the past several months.

Vineyard’s Bylaws currently require shareholders to submit nominations for directors more than five months prior to the Annual Meeting (i.e., by December 18th). Since December 18, 2007, Norman Morales, Vineyard’s President, Chief Executive Officer and a member of its board of directors has resigned, Vineyard’s Chairman of its board of directors has been appointed interim President and Chief Executive Officer and Vineyard has not communicated to the investment community a course for the future other than what Mr. Morales had previously laid the groundwork for.

The proposed amendment to Vineyard’s Bylaws set forth in Proposal 1 is a reasonable measure to accommodate situations where there have been major changes in management or the board of directors of the Company following the deadline with respect to which a shareholder currently could nominate a slate of directors. This is one of those situations. Absent the proposed amendment, shareholders would be denied an opportunity to voice their opinion on matters of vital importance to the future of Vineyard. Proposals 2 and 3 are intended to make sure that the present board of directors does not take action to prevent this consent solicitation from accomplishing its purposes.

For these reasons, with the support of fellow shareholders, we are proposing the three referenced Proposals. Once Vineyard’s Bylaws are amended, we intend to nominate an alternative slate of directors to the Company’s board of directors who will best represent shareholders’ interests at Vineyard’s 2008 Annual Meeting of Shareholders. We will shortly announce our alternative slate of directors by press release and in a filing with the Securities Exchange Commission (“SEC”). See “Election of An Alternative Slate Directors” below.

2008 and 2009 Operating Environment and Objectives

Mr. Morales, the Company’s former President and Chief Executive Officer, previously communicated a series of strategic and tactical objectives that were the foundation for the operating environment for 2008 and into 2009. These objectives were again restated in the Company’s press release reporting fourth quarter and year end 2007 operating results, and are summarized below.

“The Company recognizes that the challenging real estate and operating environments will require a disciplined focus to achieve quality earnings with a reduced risk profile. Beginning in 2007, and now continuing into 2008, four primary objectives have been established as a basis for long-term success of the Vineyard franchise. Following are the objectives:

1.	Reduce the Overall Risk Profile of the Company: This objective includes the significant reduction of SFR tract construction lending and land development projects, enhanced borrower sponsorship and requirements, increased and expanded core deposit growth, expanded business and commercial real estate lending in supportive sub-markets, enhanced balance sheet management through stabilizing asset growth and allowing for capital formation to be accretive to ratios and reserves;

2.	Loan Portfolio Management: In order to produce a base of stabilized long-term earnings, the Company will proactively rebalance the existing loan portfolio and pursue new and diversified business generation to reduce its risk profile, meet its targeted concentration ranges within sub-markets and sub-portfolios, and maintain an overall portfolio yield consistent with quality and sustainable returns;

3.	Liquidity Enhancement and Funding Cost Reduction: The Company will reduce its funding costs by an intensified focus on low to moderate cost deposits, cash management driven business relationships, the effective repricing of its time deposit portfolio in a decreasing interest rate environment, and reduction of its reliance on wholesale borrowings; and

4.	Corporate Reallocation and Reorganization: To improve its operating efficiencies, the Company will continually review its resource allocation to ensure the optimum allocation of talent among functions. The Company will continue to deploy and redeploy resources, both personnel and other operating costs, toward the objectives established above.

The Company anticipates that the implementation of these objectives, subject to a stabilized real estate market, will facilitate a return of the Company’s earnings to levels consistent with prior periods.”

In addition to the four strategic objectives outlined above, supplemental objectives 5, 6 and 7 below will be part of an expanded foundation for the Company’s operating plans under the leadership of a to-be-proposed alternative slate of directors for the Company’s board of directors.

5.	Capital Restoration, Stabilization and Liquidity: The Company would seek supplemental capital in the form of regulatory Tier 1 capital at the parent level with a targeted level not to exceed twenty percent (“20%”) of the existing common share equivalents to augment existing resources. Additionally, the Company would seek out supplemental Tier 2 capital in the targeted level of between 20% and 40% of existing Tier 2 levels in order to provide supplemental liquidity to the Company to support corporate operations, dividends payments and other expenditures or investments. The Company would seek to limit its net asset growth to allow for internal capital formation through retained earnings to also supplement capital levels during this challenging operating environment.

6.	Asset Quality, Nonperforming Loans and Foreclosed Property Disposition: The Company’s continuing exit strategy from the single-family residential (“SFR”) tract construction lending operations will take an accelerated focus on the elimination of completed housing inventory. The Company would continue to seek out orderly disposition of its completed housing projects in default, which include short-payoffs, auctions and providing alternative financing solutions for qualified borrowers unable to source mortgages in today’s difficult and illiquid markets. With regard to finished land lots financings that are within the SFR tract construction lending operations, the Company will also explore the longer term horizon of retaining these prospective foreclosed assets for a period of up to three or four years in order to avoid distressed selling of assets in an illiquid market at substantial discounts. Retaining foreclosed assets for longer periods of time will require supplemental capital in the operating subsidiary, which can be obtained through strategic objective 5 above. With the overall reduction in longer-term funding costs, the Company’s capital and operations may be significantly improved by avoiding distressed liquidation, and augmenting capital with additional resources identified in strategic objective #5 above.

7.	Diversification of Alternative Operating Revenue Channels: The Company will seek out additional non-interest income revenue channels which may be acquired by the Company. The diversification into synergistic product lines will allow for stabilization of alternative revenue channels that are not directly impacted by the economic interest rate cycles now being experienced.

Election of an Alternative Slate of Directors

Subject to the effectiveness of the proposed Bylaw amendments, an alternative slate of directors will be presented to the shareholders for election. The alternative slate will be announced shortly through a press release, and then followed by a formal filing of a proxy statement with the SEC. The alternative slate of directors will be comprised of experienced executives from within the capital markets, corporate finance, and industry specialization, including real estate and commercial business, organizational development, and other public corporations operating within the Company’s geographic marketplace. The alternative slate of directors for election, which will include Norman Morales, former President and Chief Executive Officer, intends to implement the strategies and objectives outlined above.

PROPOSAL NO. 1

AMENDMENT TO THE BYLAWS REGARDING SHAREHOLDER NOMINATION OF DIRECTORS

Article III, Section 3 of the Company’s current Bylaws provides that to be timely, a shareholder’s nomination of a director must be provided to the Secretary of the Company 120 days prior to the anniversary of the mailing of the previous year’s proxy materials. For example, this year, the date for timely shareholder nominations was December 18, 2007. We are seeking shareholder consent without a meeting to permit shareholders to nominate directors until the time of the Annual Meeting of Shareholders in the event that a director, chief executive officer or president resigns, is terminated or otherwise leaves office subsequent to the date that shareholders may nominate directors as set forth in the Company’s Bylaws or Nominating Committee Charter. The text of the proposed amendment to Article III, Section 3 is set forth in Annex II to this Consent Solicitation Statement.

This Proposal is intended to allow shareholders to nominate directors where there have been major changes to management or the board of directors following the deadline with respect to which shareholders could otherwise nominate directors.

WE URGE YOU TO CONSENT TO THE PROPOSED AMENDMENT OF THE BYLAWS

REGARDING SHAREHOLDER NOMINATIONS OF DIRECTORS

PROPOSAL NO. 2

AMENDMENT TO THE BYLAWS CHANGING THE DATE REQUIREMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

Article II, Section 2 of the Company’s Bylaws currently provides that the Annual Meeting of Shareholders be held between April 1 and June 30 of each year. We are seeking shareholder consent without a meeting to amend the Company’s Bylaws to provide that the Annual Meeting of Shareholders be held no earlier than the third Wednesday of May of each year and within at least thirteen (13) months of the previous Annual Meeting of Shareholders. The text of the proposed amendment to Article II, Section 2 is set forth in Annex II to this Consent Solicitation Statement.

This Proposal is intended to prevent any actions by the current directors of the Company that might impede the effectiveness of Proposal 1 or negatively impact our ability or the ability of any other shareholder to nominate a director or give effect to the will of the shareholders expressed in such consents.

WE URGE YOU TO CONSENT TO THE PROPOSED AMENDMENT TO THE BYLAWS CHANGING

THE DATE REQUIREMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

PROPOSAL NO. 3

REPEAL OF ADDITIONAL BYLAWS OR BYLAW AMENDMENTS

Shareholders are being asked to adopt a resolution which would repeal each provision of the Company’s Bylaws or amendments of the Bylaws that are adopted after August 2, 2007 (the last date of reported changes) and before the effectiveness of the foregoing Bylaw Amendments.

This Proposal is designed to prevent the current directors of the Company from taking actions to amend the Company’s Bylaws to attempt to nullify or delay the actions taken by the shareholders pursuant to the foregoing Proposals. Based on publicly available information, the most recent version of the Company’s Bylaws was adopted on August 2, 2007, and no amendments after that date have been publicly disclosed.

WE URGE YOU TO CONSENT TO THE REPEAL OF ADDITIONAL

BYLAWS OR BYLAW AMENDMENTS AS DESCRIBED ABOVE.

VOTING SECURITIES

The common stock, no par value per share, constitutes the voting securities of the Company for purposes of this consent solicitation. Only holders of the Company’s common stock as of the Record Date are entitled to execute consents. According to the Company’s Consent Revocation Statement filed with the SEC on March 5, 2008, the Company had 9,884,441 outstanding Shares as of February 25, 2008. Cumulative voting is not permitted on the Proposals.

PRINCIPAL SHAREHOLDERS

The following information, except for the information for the Participants, is based solely on the documents filed with the SEC as of March 5, 2008. Unless otherwise indicated, the following table sets forth certain information as of March 5, 2008 and, to Jon Salmanson’s and Norman Morales’ knowledge, summarizes information with respect to ownership of the outstanding Shares by all persons known to own beneficially more than 5% of the outstanding Shares, including their addresses. Unless otherwise indicated, each person in the table has sole voting power and investment power of the Shares listed as owned by such person.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares(1)
NorthPointe Capital, LLC 101 West Big Beaver, Suite 745 Troy, Michigan 48084	913,214	(2)	9.24%

Natcan Investment Management Inc. 1100 University, Suite 400 Montreal, Quebec H3B 2G7 Canada	573,838	(3)	5.81%

One Investments LLC c/o Douglas M. Kratz 852 Middle Road, Space #205 Battendorf, Iowa 52722	530,000	(4)	5.36%

(1)	Based upon 9,884,441 outstanding Shares as of February 25, 2008.
(2)	Based upon information provided in the Schedule 13G filed with the SEC on February 14, 2008.
(3)	Based upon information provided in the Schedule 13G (Amendment No. 1) filed with the SEC on February 19, 2008.
(4)	Based upon information provided in the Schedule 13D filed with the SEC on February 22, 2008.

SHARES HELD BY PARTICIPANTS

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock by Participants as of March 5, 2008.

Name	Amount and Nature of Beneficial Ownership		Percentage of Shares(1)
Jon Salmanson	107,148	(2)	1.08%

Norman Morales	320,451	(3)	3.24%

(1)	Based upon 9,884,441 outstanding Shares as of February 25, 2008.
(2)

Includes 7,875 shares in Mr. Salmanson’s IRA, 15,050 shares beneficially owned by Mr. Salmanson’s wife for which Mr. Salmanson has voting authority pursuant to a power of attorney, 2,944 shares beneficially owned by Mr. Salmanson’s brother, as to which Mr. Salmanson has voting authority pursuant to a power of attorney, 17,060 shares jointly owned by Mr. Salmanson’s brother and sister-in-law, as to which Mr. Salmanson has voting authority pursuant to a power of attorney, 33,089 shares owned by Mr. Salmanson’s mother, as to which Mr. Salmanson has voting authority pursuant to a power of attorney, 31,130 shares owned by a trust, as to which Mr. Salmanson and his mother are co-trustees, and as to which Mr. Salmanson has voting authority pursuant to a power of attorney.

(3)

Includes 239,597 shares owned directly by Mr. Morales, 13,637 shares beneficially owned by Mr. Morales’ sister and brother-in-law, as to which Mr. Morales has voting authority pursuant to a power of attorney, 56,555 shares beneficially owned by Mr. Morales’ sister, as to which Mr. Morales has voting authority pursuant to a power of attorney, and 8,662 shares beneficially owned by a foundation, as to which Mr. Morales is trustee and as to which Mr. Morales has voting authority pursuant to a power of attorney.

APPRAISAL RIGHTS

The Company’s shareholders are not entitled to appraisal rights in connection with these Proposals under California law.

SOLICITATION OF CONSENTS

Jon Salmanson and Norman Morales may each solicit consents. Consents may be solicited by mail, advertisement, telephone, facsimile, other electronic means, and in person. Neither of these persons will receive additional compensation for their solicitation efforts.

In addition, we have retained Georgeson Inc. to assist in this consent solicitation, for which services Georgeson Inc. will be paid a fee not to exceed $75,000. Georgeson Inc. will also be reimbursed for its reasonable out-of-pocket expenses. We have also agreed to indemnify Georgeson Inc. against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws.

CONSENT PROCEDURE

Section 603 of the California Corporation Code states that, unless the certificate of incorporation of a corporation otherwise provides, any action required to be taken at any annual or special meeting of shareholders of that corporation, or any action that may be taken at any annual or special meeting of those shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in California, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Consents must also bear the date of the signature of the shareholder who signs the written consent. The Company’s certificate of incorporation does not prohibit, and therefore permits, the Company’s shareholders to act by written consent. In addition, the Company’s Bylaws permit the Company’s shareholders to act by written consent.

Each Proposal will become effective only if properly executed and dated consents to that Proposal are returned by holders of record on the Record Date for this consent solicitation of a majority of the total number of Shares then outstanding on the Record Date. The failure to sign and return a consent will have the same effect as voting against the Proposals.

According to the Company’s Consent Revocation Statement filed on March 5, 2008, the Company had 9,884,441 outstanding Shares as of the Record Date. Therefore, each Proposal will become effective upon properly completed and duly delivered unrevoked written consents representing at least 4,942,221 Shares.

Section 701(b)(2) of the California Corporation Code provides that the record date for determining the shareholders of a California corporation entitled to consent to corporate action in writing without a meeting, when no prior action by the corporation’s board of directors is required and the board has not fixed a record date, will be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in California, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of the shareholders are recorded. The Company’s board of directors has not fixed a record date with respect to the proposals and no prior action is required by the Company’s board of directors with respect to the Proposals. We delivered the first consent on February 25, 2008 which means the Record Date is February 25, 2008.

If your Shares are registered in your own name, PLEASE SIGN, DATE AND MAIL the enclosed WHITE consent card to Jon Salmanson/Norman Morales, c/o Georgeson Inc. in the post-paid envelope provided. If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE consent card with respect to your Shares and only on receipt of specific instructions from you. Accordingly, you should contact the person responsible for your account and give instructions for a WHITE consent card to be signed representing your Shares. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Georgeson Inc. so we will be aware of all instructions given and can attempt to ensure that those instructions are followed.

If you have any questions or require any assistance in executing your consent, please call: Georgeson Inc. at 866-391-7001. Banks and brokers may call collect at 212-440-9800.

We will bear the costs of this consent solicitation and, if successful, we will seek reimbursement of these costs from the Company. The affirmative vote of the board of directors would be required to approve such reimbursement. The board of directors would be informed of our interest in receiving reimbursement and would be required to evaluate the requested reimbursement consistent with their fiduciary duties to the Company and its shareholders. The consents are being solicited in accordance with the applicable provisions of the California Corporation Code. Holders of record of the Shares as of the close of business on the Record Date are entitled to consent to our Proposals. We are requesting that shareholders submit properly completed consents to us by March 31, 2008.

An executed consent card may be revoked at any time by marking, dating, signing and delivering a written revocation before the time that the action authorized by the executed consent becomes effective. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card that is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered either to the Company or to Jon Salmanson/Norman Morales, c/o Georgeson Inc. at 199 Water Street, 26th Floor, New York, NY 10038. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations of consents be mailed or delivered to Georgeson Inc. at the address set forth above, so that we will be aware of all revocations and can more accurately determine if and when consents to the Proposals have been received from the holders of record on the Record Date for this consent solicitation of a majority of the outstanding Shares.

SPECIAL INSTRUCTIONS

If you were a record holder of Shares as of the close of business on the Record Date for this consent solicitation, you may elect to consent to, withhold consent to or abstain with respect to each Proposal by marking the “CONSENT,” “WITHHOLD CONSENT” or “ABSTAIN” box, as applicable, underneath each Proposal on the accompanying WHITE consent card and signing, dating and returning it promptly in the enclosed post-paid envelope. Only your latest dated consent will be counted.

IF A SHAREHOLDER EXECUTES AND DELIVERS A WHITE CONSENT CARD, BUT FAILS TO CHECK A BOX MARKED “CONSENT,” “WITHHOLD CONSENT” OR “ABSTAIN” FOR A PROPOSAL, THAT STOCKHOLDER WILL BE DEEMED TO HAVE CONSENTED TO THAT PROPOSAL.

YOUR CONSENT IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED WHITE CONSENT CARD AND RETURN IT IN THE ENCLOSED POST-PAID ENVELOPE PROMPTLY. YOU MUST DATE YOUR CONSENT IN ORDER FOR IT TO BE VALID. FAILURE TO SIGN, DATE AND RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only it can execute a consent with respect to those Shares and only on receipt of specific instructions from you. Thus, you should contact the person responsible for your account and give instructions for the WHITE consent card to be signed representing your Shares. You should confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Georgeson Inc. 199 Water Street, 26th Floor, New York, NY 10038, so that we will be aware of all instructions given and can attempt to ensure that those instructions are followed.

If you have any questions or require any assistance in executing your consent, please call:

Georgeson Inc.

Shareholders call toll-free: 1-866-391-7001

Banks and Brokers call collect: 1-212-440-9800

Dated: March 10, 2008

ANNEX I

In the last two years, Jon Salmanson has purchased or sold the following shares of the Company.

Date	Type of Security	Purchase/Sale	Amount Purchased or Sold
12/26/2006	Common Stock	Sale	1,200
6/27/2006	Common Stock	Sale	300

A-I-1

In the last two years, Norman Morales has purchased or sold the following shares of the Company.

Date	Type of Security	Purchase/Sale	Amount Purchased or Sold
02/14/2006	Common Stock	Sale	2,700
03/15/2006	Common Stock	Sale	3,000
04/11/2006	Common Stock	Sale	3,000
05/15/2006	Common Stock	Sale	3,000
06/15/2006	Common Stock	Sale	3,000
07/17/2006	Common Stock	Sale	3,000
07/27/2006	Common Stock	Sale	2,500
08/15/2006	Common Stock	Sale	3,000
09/15/2006	Common Stock	Sale	3,000
10/16/2006	Common Stock	Sale	3,000
02/15/2007	Common Stock	Sale	3,000
03/07/2007	Common Stock	Sale	5,000
05/15/2007	Common Stock	Sale	5,000
06/15/2007	Common Stock	Sale	5,000
07/26/2007	Common Stock	Sale	5,000
08/07/2007	Common Stock	Sale	15,000

A-I-2

ANNEX II

PROPOSED AMENDMENTS

TO VINEYARD NATIONAL BANCORP BYLAWS

1.	Proposed Amendment of Article III, Section 3

Article III, Section 3 of the Vineyard Bylaws is amended, by adding the following at the end of the third paragraph:

“Notwithstanding any other provisions of the Company’s Bylaws or Nominating Committee Charter, if a director, chief executive officer or president of the Company resigns, is terminated or otherwise leaves office subsequent to the date that shareholders may nominate directors as set forth in the Bylaws or Nominating Committee Charter, then shareholders may timely nominate directors up and until the matter of elections of directors is closed at the Annual Meeting of Shareholders for the year in which the director, chief executive officer or president resigned, was terminated or otherwise left office. This Article III, Section 3 may only be amended by the vote of holders of a majority of the outstanding shares entitled to vote.”

2.	Proposed Amendment to Article II, Section 2

Article II Section 2 of the Vineyard Bylaws is amended, by replacing the first sentence with the following:

“Section 2. Annual Meetings. The annual meeting of shareholders shall be held on such date and at such time as designated by the Board of Directors, but no earlier then the third Wednesday of May of each year and within at least thirteen (13) months of the previous Annual Meeting of Shareholders. The first sentence of Article II, Section 2 may only be amended by the vote of holders of a majority of the outstanding shares entitled to vote.”

A-II-1

IMPORTANT:

TO BE SIGNED AND DATED ON THE REVERSE SIDE.

TO VOTE BY MAIL, PLEASE DETACH CONSENT CARD HERE

CONSENT OF SHAREHOLDERS OF VINEYARD NATIONAL BANCORP TO TAKE ACTION WITHOUT A MEETING:

THIS CONSENT IS SOLICITED BY JON SALMANSON

AND NORMAN MORALES

Unless otherwise indicated below, the undersigned, a stockholder of record of Vineyard National Bancorp (the “Company”) on February 25, 2008 (the “Record Date”), hereby consents pursuant to Section 603 of the California Corporation Code with respect to all shares of common stock of the Company, no par value (the “Shares”), held by the undersigned to the taking of the following actions without a meeting of the stockholders of the Company:

IF NO BOX IS MARKED FOR A PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL. JON SALMANSON AND NORMAN MORALES RECOMMEND THAT YOU CONSENT TO PROPOSALS 1-3.

CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE

SEE REVERSE SIDE	SEE REVERSE SIDE

IMPORTANT:

PLEASE SIGN, DATE, AND RETURN THIS CONSENT CARD

IN THE ENCLOSE ENVELOPE!

TO VOTE BY MAIL, PLEASE DETACH CONSENT CARD HERE

☒	Please mark votes as in this example.

JON SALMANSON AND NORMAN MORALES RECOMMEND THAT YOU CONSENT TO PROPOSALS 1-3.
1.	The amendment of Article III, Section 3 of the Company’s Bylaws to permit shareholders to nominate directors until the time of the Annual Meeting of Shareholders in the event that a director, chief executive officer, or president resigns, is terminated or otherwise leaves office subsequent to the date that shareholders may nominate directors as set forth in the Company’s Bylaws or Nominating Committee Charter, as set forth in Annex II to the Consent Solicitation Statement.	CONSENT ☐	WITHHOLD CONSENT ☐	ABSTAIN ☐
2.	The amendment of Article II, Section 2 of the Company’s Bylaws to require the Company’s Annual Meeting of Shareholders be held no earlier than the third Wednesday of May of each year and within at least thirteen (13) months of the previous Annual Meeting of Shareholders, as set forth in Annex II to the Consent Solicitation Statement.	CONSENT ☐	WITHHOLD CONSENT ☐	ABSTAIN ☐
3.	The repeal of each provision of the Company’s Bylaws or amendments of the Bylaws that are adopted after August 2, 2007 and before the effectiveness of the Bylaw Amendments.	CONSENT ☐	WITHHOLD CONSENT ☐	ABSTAIN ☐

IN THE ABSENCE OF DISSENT OR ABSTENTION BEING INDICATED ABOVE,

THE UNDERSIGNED HEREBY CONSENTS TO EACH ACTION LISTED ABOVE.

IN ORDER FOR YOUR CONSENT TO BE VALID, IT MUST BE DATED.
Date	, 2008

Signature

Signature (if held jointly)

Title(s)

Please sign exactly as name appears on stock certificates or on label affixed hereto. When shares are held by joint tenants, both should sign. In case of joint owners, EACH joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.

THIS SOLICITATION IS BEING MADE BY JON SALMANSON AND NORMAN MORALES AND NOT ON BEHALF OF THE COMPANY.